Exhibit 23.6
Consent of Independent Auditor
We consent to the incorporation by reference in the Registration Statement on Form S-4A (“the “Registration Statement”) of Crescent Energy Company of our report dated March 1, 2025 with respect to the consolidated balance sheets of Ridgemar Energy Management, LLC and Subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.
/s/ WEAVER AND TIDWELL, L.L.P.
Houston, Texas
October 22, 2025